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                                                       Exhibit 10.5


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                               EXTENSION OF LEASE

     THIS AGREEMENT dated this 15th day of April, 1998, by and between The Building Center, Inc. ("Landloard"), a New Jersey corporation with its principal offices at Route 130 and Maple Stream Road, East Windsor, New Jersey 08520 and New America Network, Inc. ("Tenant") a Delaware corporation with its principal offices at Route 130 and Maple Stream Road, East Windsor, New Jersey 08520.

     WHEREAS, the parties executed a Lease dated August 15, 1984 as amended by the Letter Agreement dated December 30, 1995 (as so amended, the "Lease") by which Landlord demised and leased unto
Tenant the premises described as follows:

     Situated in the Township of East Windsor, County of Mercer and State of New Jersey being a portion of a building located at Route 130 and Maple Stream Road and being more particularly known and described as Building #4 (the "Premises").

     A copy of the Lease is attached hereto as Exhibit A;

     WHEREAS, the term of the Lease expired on August 31, 1989 and the parties have continued their relationship on a month-to-month basis in accordance with the terms of the Lease;

     WHEREAS, the parties now desire to formally renew the term of the Lease in accordance with the terms of the Lease and this Agreement.

     Now THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1. Landlord shall demise the Premises to Tenant for an additional period of one (1) year commencing upon the date of this Agreement and terminating on April 15, 1999. The Lease shall automatically be renewed for successive one year periods, provided, however, that either party may terminate the Lease on ninety (90) days written notice to the other party.

2. The rent for each one year period shall be $102,000, payable monthly on the first day of each calendar month in the amount of $8,500 per month.

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3. This extension is granted on the conditions that:

     a. Tenant has paid all rents and other charges required by the provisions of the Lease or as mutually agreed by the parties for all periods up to and including the date of this Agreement;

     b. Tenant shall pay all rents and other charges required by the Lease and by this Agreement during the entire period of the extension of the Lease as the charges become due;

     Tenant shall comply with all other terms and conditions of the Lease, which are to remain in full force and effect, and not be modified, altered or amended in any manner except as provided in this Agreement.

4. Nothing in this Agreement shall operate to discharge or release Tenant or the legal representatives or assigns of Tenant from the duty and obligation to promptly perform each of the terms and conditions contained in the Lease attached hereto as Exhibit A.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:

                                   THE BUILDING CENTER, INC.


____________________          By:  _________________________


                                   NEW AMERICA NETWORK, INC.


____________________          By:  _________________________



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